Putnam Equity Income Fund

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

WHEREAS, THE UNDERSIGNED constitute at least a majority of the Trustees of Putnam Equity Income Fund (the “Trust”), a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated December 7, 1992, as amended and restated in its entirety on April 17, 2014 (the “Declaration of Trust”);

WHEREAS, the Trustees have agreed to change the name of the Trust to “Putnam Large Cap Value Fund” effective March 30, 2021;

NOW THEREFORE, the undersigned do hereby amend Article I, Section 1 of the Declaration of Trust in its entirety to read as follows:

Name

Section 1.    Effective March 30, 2021, this Trust shall be known as “Putnam Large Cap Value Fund”, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

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This instrument may be executed in several counterparts, each of which may be deemed an original, but all taken together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have signed this instrument on this 26th day of March, 2021.

/s/ Liaquat Ahamed	/s/ Kenneth R. Leibler
Liaquat Ahamed	Kenneth R. Leibler

/s/ Ravi Akhoury	/s/ George Putnam, III
Ravi Akhoury	George Putnam, III

/s/ Barbara M. Baumann	/s/ Manoj P. Singh
Barbara M. Baumann	Manoj P. Singh

/s/ Katinka Domotorffy	/s/ Mona K. Sutphen
Katinka Domotorffy	Mona K. Sutphen

/s/ Catharine Bond Hill	/s/ Robert L. Reynolds
Catharine Bond Hill	Robert L. Reynolds

/s/ Paul L. Joskow
Paul L. Joskow

The address of the Trust is 100 Federal Street, Boston, Massachusetts 02110.

ADDENDUM

The individuals listed on the signature page represent all of the members of the Board of Trustees of the Trust. The business address for each Trustee is 100 Federal Street, Boston, Massachusetts 02110.